EXHIBIT 99.1
OSG
Overseas Shipholding Group, Inc.
Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP REPORTS FIRST QUARTER 2011 RESULTS

Highlights

-
First quarter TCE revenues were $206.6 million, a reduction of $23.3 million, or 10%, from $229.9 million in the prior year period, primarily driven by increased spot exposure and lower spot rates for most of the Company’s international vessel classes

-	First quarter Loss was $34.6 million, or $1.15 per diluted share, compared with a Loss of $9.4 million, or $0.34 per diluted share in the prior year period
-	Liquidity totaled approximately $1.1 billion, including cash and short-term investments of $278 million
-	OSG 351 and Overseas Chinook delivered and are chartered out under long-term contracts
-	Regular quarterly dividend of $0.4375 per share declared on April 14, 2011

New York – May 3, 2011 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the first quarter of fiscal 2011 ended March 31, 2011.

For the quarter ended March 31, 2011, the Company reported TCE1 revenues of $206.6 million, a 10% decline from $229.9 million in 2010.  The decline in TCE revenues was due to increased spot exposure combined with lower average spot rates earned in most of the Company’s international vessel classes as well as significantly higher fuel costs that were not recoverable in the marketplace.  Revenue days increased quarter-over-quarter by 819 days, or 9%, primarily as a result of net growth in the International Product Carrier fleet centered in the MR class and in the U.S. Flag fleet, which reflected deliveries of newbuilding product carriers and the return of one articulated tug barge (ATB) to service from lay up late in 2010.  Net loss (Loss2) for the quarter ended March 31, 2011 was $34.6 million, or $1.15 per diluted share, compared with a Loss of $9.4 million, or $0.34 per diluted share, in the same period in 2010.  Adjusted for special items, the first quarter Loss was $34.7 million, or $1.15 per diluted share, compared with a Loss of $2.5 million, or $0.09 per diluted share, in the first quarter of 2010.  Details on Special Items are provided later in this press release.

Morten Arntzen, President and CEO stated, “While our markets continue to show weakness, particularly crude freight rates, and our results remain disappointing, we believe our business is moving in the right direction.   Our International Products fleet is now booking higher rates than we have seen since early 2009, and we believe the demand and supply outlook in this segment portends a multi-year rebound.  Our LNG carriers and FSOs are delivering the earnings and cash flows we expect.  Expenses on shore and at sea remain under control.  The turnaround in our U.S. Flag fleet has taken hold; our Delaware Bay lightering volumes have picked up nicely and both of our shuttle tankers are on charter to Petrobras.  Even though our Crude business will likely remain supply-challenged through the rest of 2011, we expect continued global recovery to increase the call on Middle East OPEC crude, leading to more activity in the second half of 2011 than in the first.”

1 See Appendix 1 for reconciliation of TCE revenues, a non-GAAP measure, to shipping revenues.

2 References to Results, Earnings or Loss refers to Net Income / (Loss).

Select Income Statement Detail

-
The $23.3 million decrease in TCE revenue for the quarter ended March 31, 2011 from the year-earlier quarter is principally due to a 33% decrease in TCE revenue earned in the International Crude Tankers segment to $88.8 million.  Spot rates realized by the Company’s VLCCs in the first quarter of 2011 fell by 52% from the year-earlier period, while the benefit realized in the first quarter of 2010 from FFA cover was absent in the 2011 quarter.  Spot rates for Aframaxes also fell 16% quarter-over-quarter.  In the International Products segment, where revenue fell by 10% to $45.3 million, a 574-day increase in MR revenue days was more than offset by a 15% decrease in realized spot rates and a reduction in both revenue days and rates realized from time charters from the prior year.  TCE revenues in the U.S. segment, however, increased by $22.8 million, or 50%, to $68.4 million, primarily as a result of the deliveries of the shuttle tanker Overseas Cascade and two product carriers in 2010, which commenced multi-year time charters at attractive rates. The U.S. segment also benefited from increased lightering volumes.

-
Vessel expenses were $69.4 million, an 8% increase from $64.1 million in the same period a year ago, principally as a result of changes to the U.S. Flag operating fleet: two Product Carriers that delivered during 2010, the Overseas Puget Sound, which performed a grain voyage to position it for sale, and the Overseas Chinook, which completed its conversion to a shuttle tanker in March;

-
Charter hire expenses were $95.4 million, a 5% increase from $90.6 million in the prior year period, reflecting a 336-day increase in time chartered-in days for International Flag MRs, and two bareboat chartered-in U.S. Flag Product Carriers that delivered subsequent to the first quarter of 2010;

-
General and administrative expenses were $24.5 million, a decrease of $2.4 million from $26.8 million in the first quarter of 2010 and in line both with the Company’s annual guidance of $95 to $100 million and sequentially with $24.0 million in the fourth quarter of 2010.  Contributing to the quarter-over-quarter decrease were reductions of $0.9 million in shoreside compensation and $1.6 million in legal and consulting costs; and

-
Equity in income of affiliated companies increased significantly to a gain of $5.6 million from a loss of $2.3 million in the first quarter of 2010, when delays in the conversion of the two FSOs and mark-to-market losses related to interest rate swaps associated with the FSO Africa had a significant negative impact on results.   Both FSO service vessels have been fully employed on long-term contracts with MOQ since the third quarter of 2010, and each continued to earn contractual performance bonuses this quarter.

Special Items

Special items that affected reported results in the first quarter of 2011 reduced the quarterly Loss by a net $0.1 million, or $0.00 per diluted share, and included:

-	Gains on sales of securities of $0.4 million, or $0.01 per diluted share;
-	Unrealized gains on bunker swaps of $0.7 million, or $0.02 per diluted share; and
-	Loss on vessel sales of $0.9 million, or $0.03 per diluted share.

For a detailed schedule of these special items in the current quarter and the corresponding historical period, see Reconciling Information, which is posted in Webcasts and Presentations in the Investor Relations section of www.osg.com.

Liquidity and Other Key Metrics

-	Cash and cash equivalents and short-term investments (consisting of time deposits with maturities greater than 90 days) increased marginally to $278 million from $274 million as of December 31, 2010;
-	Total debt was $2.06 billion, up from $1.99 billion as of December 31, 2010;
-	Liquidity3, including undrawn bank facilities, was approximately $1.1 billion. Liquidity-adjusted debt to capital4 was 49.4%, an increase from 48.0% as of December 31, 2010;
-	As of March 31, 2011, vessels constituting 30% of the net book value of the Company’s vessels were pledged as collateral;
-	Construction contract commitments were $177 million as of March 31, 2011, including $107 million due during the remainder of 2011. All such commitments are fully funded; and
-	Principal repayment obligations are $35 million for the second through fourth quarters of 2011 and $54 million in 2012.

Segment Activity

Crude Oil
-	In January 2011, OSG redelivered two Aframaxes, the Overseas Jacamar, which had been chartered in, and the Aqua, a time-charter in which the Company had a less than 100% interest; and
-
In the first quarter of 2011, OSG chartered in four Suezmaxes on a short-term basis.  Three of these vessels have delivered and the other is expected to deliver in the third quarter.  All four vessels are, or will, operate in the Suezmax International (SI) pool.

Products
-	On February 12, 2011, the Atlantic Grace, a 47,000 dwt 2008-built product carrier, delivered under a three-year time charter-in and joined the Clean Products International (CPI) commercial pool;
-
On March 17, 2011, the Atlantic Star, a 47,000 dwt 2008-built product carrier, delivered under a three-year time charter-in and immediately commenced a three-year time charter-out to the Company’s partner in CPI; and

-	In January 2011, OSG redelivered the Overseas Takamar (LR2), which had been chartered-in.

U.S. Flag
-	On March 25, 2011, the Overseas Chinook completed conversion to a shuttle tanker and commences a four-year charter to Petrobras America, Inc. in early May;
-	On April 1, 2011, the ATB OSG 351 delivered and has commenced long-term employment in Delaware Bay lightering;
-	In March 2011, the Overseas Puget Sound and the Overseas New Orleans, the last non-double hull vessels in the U.S. Flag fleet, were delivered to buyers; and
-
On April 28, 2011, the last of the 12 Jones Act Product Carriers being constructed for OSG by Aker Philadelphia Shipyard, Inc., the 46,815 dwt Overseas Tampa, delivered and is operating in the spot market. The vessel is bareboat chartered-in for ten years and the Company has extension options for the life of the vessel.

3Liquidity is defined as cash plus short-term investments plus Capital Construction Fund plus availability under the Company’s secured and unsecured credit facilities.

4Liquidity-adjusted debt is defined as long-term debt reduced by cash, short-term investments and the Capital Construction Fund.

Spot and Fixed TCE Rates Achieved and Revenue Days

The following table provides a breakdown of TCE rates achieved between spot and fixed charter rates and the related revenue days for the three months ended March 31, 2011 and the comparable period of 2010. Revenue days in the quarter ended March 31, 2011 totaled 9,592 compared with 8,773 in the same period a year earlier.  A summary fleet list by vessel class can be found later in this press release.

From time to time the Company enters into FFAs and related bunker swaps as hedges for reducing the volatility of earnings from operating the Company’s VLCCs in the spot market. These derivative instruments seek to create synthetic time charters.  The impact of these derivatives, which qualify for hedge accounting treatment, are reported together with time charters entered in the physical market under Fixed Earnings. As of March 31, 2011, the Company had no synthetic time charters outstanding.  The information in this table is based in part on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

Three Months Ended Mar. 31, 2011				Three Months Ended Mar. 31, 2010
Spot		Fixed	Total	Spot	Fixed	Total
Business Unit – Crude Oil
VLCC 1
Average TCE Rate	$24,131	$ —		$49,931	$49,511
Number of Revenue Days	1,272	—	1,272	915	338	1,253
Suezmax2
Average TCE Rate	$16,065	$ —		$28,301	$ —
Number of Revenue Days	324	—	324	231	—	231
Aframax
Average TCE Rate	$14,746	$21,385		$17,525	$23,058
Number of Revenue Days	912	176	1,088	956	177	1,133
Aframax – Lightering1
Average TCE Rate	$25,900	$ —		$23,571	$ —
Number of Revenue Days	635	—	635	978	—	978
Panamax3
Average TCE Rate	$20,720	$17,318		$20,323	$18,926
Number of Revenue Days	450	360	810	450	360	810
Other Crude Oil Revenue Days1	179	—	179	90	—	90
Total Crude Oil Revenue Days	3,772	536	4,308	3,620	875	4,495
Business Unit – Products
LR24
Average TCE Rate	$6,519	$ —		$ —	$16,288
Number of Revenue Days	28	—	28	—	90	90
LR1
Average TCE Rate	$19,279	$ —		$18,914	$ —
Number of Revenue Days	343	—	343	351	—	351
MR
Average TCE Rate	$12,864	$14,322		$15,157	$21,217
Number of Revenue Days	2,623	355	2,978	1,423	982	2,405
Total Refined Products Revenue Days	2,994	355	3,349	1,774	1,072	2,846
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$12,606	$49,924		$ —	$45,599
Number of Revenue Days	72	893	966	—	618	618
ATB
Average TCE Rate	$24,186	$ —		$22,349	$34,218
Number of Revenue Days	532	—	532	365	89	454
Lightering
Average TCE Rate	$39,045	$ —		$23,452	$ —
Number of Revenue Days	258	—	258	270	—	270
Total U.S. Flag Revenue Days	862	893	1,755	635	707	1,342
Other – Number of Revenue Days	—	180	180	—	90	90
TOTAL REVENUE DAYS	7,628	1,964	9,592	6,029	2,744	8,773

1
Other Crude Oil revenue days includes the Company’s ULCC and, for the quarter ended March 31, 2011, one double-sided Aframax which had substantial idle time during such period, that was previously included in Aframax Lightering.

2	Rate for the quarter ended March 31, 2011 reflects the inclusion of revenue days and voyage costs incurred in positioning vessels at the end of the fourth quarter of 2010.
3	Includes one vessel performing a bareboat charter-out during the three months ended March 31, 2011 and 2010.
4	In January 2011, the Overseas Takamar completed a voyage that positioned it for redelivery.

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended March 31,
	2011	2010
Shipping Revenues:
Pool revenues	$77,217	$108,584
Time and bareboat charter revenues	60,456	65,546
Voyage charter revenues	125,995	95,624
Total Shipping Revenues	263,668	269,754
Operating Expenses:
Voyage expenses	57,106	39,893
Vessel expenses	69,409	64,074
Charter hire expenses	95,350	90,614
Depreciation and amortization	42,308	41,926
General and administrative	24,468	26,829
Shipyard contract termination recoveries	-	(231)
Loss on disposal of vessels, including impairments in 2010	868	2,256
Total Operating Expenses	289,509	265,361
(Loss) / Income from Vessel Operations	(25,841)	4,393
Equity in Income / (Loss) of Affiliated Companies	5,642	(2,298)
Operating (Loss) / Income	(20,199)	2,095
Other Income / (Expense)	1,824	(146)
	(18,375)	1,949
Interest Expense	(17,739)	(12,294)
Loss before Income Taxes	(36,114)	(10,345)
Income Tax Benefit	1,556	992
Net Loss	$(34,558)	$(9,353)

Weighted Average Number of Common Shares Outstanding:
Basic	30,210,882	27,760,420
Diluted	30,210,882	27,760,420
Per Share Amounts:
Basic	$(1.15)	$(0.34)
Diluted	$(1.15)	$(0.34)
Cash dividends declared	$0.4375	$0.4375

Consolidated Balance Sheets

($ in thousands)	Mar. 31, 2011	Dec. 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$257,681	$253,649
Short-term investments	20,047	20,047
Voyage receivables	170,576	160,993
Other receivables, including income taxes recoverable	59,827	99,611
Inventories, prepaid expenses and other current assets	74,687	60,577
Total Current Assets	582,818	594,877
Vessels and other property, including construction in progress of $737,825 and $806,818, less accumulated depreciation	3,218,736	3,195,383
Vessels held for sale	-	3,305
Deferred drydock expenditures, net	43,109	46,827
Total Vessels, Deferred Drydock and Other Property	3,261,845	3,245,515
Investments in affiliated companies	277,185	265,096
Intangible assets, less accumulated amortization	81,842	83,137
Goodwill	9,589	9,589
Other assets	53,563	42,889
Total Assets	$4,266,842	$4,241,103

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$127,126	$129,178
Current installments of long-term debt	50,844	44,607
Total Current Liabilities	177,970	173,785
Long-term debt	2,010,130	1,941,583
Deferred gain on sale and leaseback of vessels	31,297	40,876
Deferred income taxes and other liabilities	273,961	274,716
Total Liabilities	2,493,358	2,430,960
Equity
Overseas Shipholding Group, Inc.’s equity	1,773,484	1,810,143
Total Equity	1,773,484	1,810,143
Total Liabilities and Equity	$4,266,842	$4,241,103

Consolidated Statements of Cash Flows

($ in thousands)	Three Months Ended March 31,
	2011	2010
Cash Flows from Operating Activities:
Net loss	$(34,558)	$(9,353)
Items included in net loss not affecting cash flows:
Depreciation and amortization	42,308	41,926
Amortization of deferred gain on sale and leasebacks	(9,580)	(10,613)
Amortization of debt discount and other deferred financing costs	782	659
Loss on write-down of vessels	-	3,607
Compensation relating to restricted stock and stock option grants	2,451	2,740
Deferred income tax benefit	(1,055)	(1,118)
Unrealized gains on forward freight agreements and bunker swaps	(688)	(54)
Undistributed earnings of affiliated companies	(1,104)	7,791
Deferred payment obligations on charters-in	1,284	1,172
Other—net	1,096	(659)
Items included in net loss related to investing and financing activities:
(Gain) / loss on sale of securities and other investments—net	(431)	458
Loss / (gain) on disposal of vessels – net	868	(1,351)
Payments for drydocking	(2,863)	(1,945)
Changes in operating assets and liabilities	11,945	(47,472)
Net cash provided by / (used in) operating activities	10,455	(14,212)
Cash Flows from Investing Activities:
Long-term investments	(13,406)	-
Disposal of short-term investments	-	50,000
Proceeds from sales of investments	960	190
Expenditures for vessels	(63,653)	(112,054)
Proceeds from disposal of vessels	8,737	-
Expenditures for other property	(320)	(568)
Distributions from / (Investments in and advances to) affiliated companies – net	556	(92,251)
Shipyard contract termination payments	-	(839)
Other – net	47	1,351
Net cash used in investing activities	(67,079)	(154,171)
Cash Flows from Financing Activities:
Issuance of common stock, net of issuance costs	-	158,155
Decrease in restricted cash	-	7,945
Purchases of treasury stock	(824)	(1,281)
Issuance of debt, net of issuance costs	84,541	289,789
Payments on debt	(9,902)	(407,947)
Cash dividends paid	(13,384)	(11,809)
Issuance of common stock upon exercise of stock options	225	374
Other – net	-	(1,138)
Net cash provided by / (used in) financing activities	60,656	34,088
Net increase / (decrease) in cash and cash equivalents	4,032	(134,295)
Cash and cash equivalents at beginning of year	253,649	474,690
Cash and cash equivalents at end of period	$257,681	$340,395

Fleet Information

As of March 31, 2011, OSG’s owned and operated fleet totaled 108 International Flag and U.S. Flag vessels compared with 110 at March 31, 2010.  Fifty-six percent, or 61 vessels, were owned as of March 31, 2011, with the remaining vessels bareboat or time chartered-in.  OSG’s newbuild program totaled 11 vessels (9 owned and 2 chartered-in) across its crude oil, product and U.S. Flag lines of business.  The Company’s fleet list excludes vessels chartered-in where the duration of the charter was one year or less at inception.  A detailed fleet list and updates on vessels under construction can be found in the Fleet section on www.osg.com.

	Vessels Owned		Vessels Chartered-in		Total at Mar. 31, 2011
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	—	—	2	1.0	864,046
VLCC and ULCC	9	9.0	6	6.0	15	15.0	4,727,398
Suezmax	—	—	2	2.0	2	2.0	317,000
Aframax	6	6.0	4	4.0	10	10.0	1,124,506
Panamax	9	9.0	—	—	9	9.0	626,834
Lightering	2	2.0	4	3.5	6	5.5	563,663
International Flag Crude Tankers	28	27.0	16	15.5	44	42.5	8,223,447

LR1	2	2.0	2	2.0	4	4.0	297,374
MR (1)	14	14.0	20	20.0	34	34.0	1,626,216
International Flag Product Carriers	16	16.0	22	22.0	38	38.0	1,923,590
Car Carrier	1	1.0	—	—	1	1.0	16,101
Total Int’l Flag Operating Fleet	45	44.0	38	37.5	83	81.5	10,163,138

Handysize Product Carriers (2)	2	2.0	9	9.0	11	11.0	514,808
Clean ATBs (3)	7	7.0	—	—	7	7.0	195,616
Lightering ATBs	3	3.0	—	—	3	3.0	130,066
Total U.S. Flag Operating Fleet	12	12.0	9	9.0	21	21.0	840,490

LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	61	58.0	47	46.5	108	104.5	11,003,628 864,800 cbm
Newbuild/Conversion Fleet

International Flag
VLCC	2	2.0	—	—	2	2.0	596,000
Aframax	2	2.0	—	—	2	2.0	226,000
LR1	2	2.0	—	—	2	2.0	147,000
MR	2	2.0	—	—	2	2.0	100,000
Chemical Tanker	—	—	1	1.0	1	1.0	19,900
U.S. Flag
Product Carrier	—	—	1	1.0	1	1.0	46,815
Lightering ATB	1	1.0	—	—	1	1.0	45,556
Total Newbuild Fleet	9	9.0	2	2.0	11	11.0	1,181,271
Total Operating & Newbuild Fleet	70	67.0	49	48.5	119	115.5	12,184,899 864,800 cbm

1	Includes two owned U.S. Flag product carriers that trade internationally with associated revenue included in the Product Carriers segment
2	Includes two shuttle tankers, the Overseas Cascade and the Overseas Chinook
3	Includes the OSG 214, which was in lay up at March 31, 2011

Appendix 1 – Reconciliation to Non-GAAP Financial Information

TCE Reconciliation
Reconciliation of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Mar. 31,
($ in thousands)	2011	2010
Time charter equivalent revenues	$206,562	$229,861
Add: Voyage Expenses	57,106	39,893
Shipping revenues	$263,668	$269,754

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter.  Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 – Capital Expenditures

The following table presents information with respect to OSG’s capital expenditures for the three months ended March 31, 2011 and 2010:

	Three Months Ended Mar. 31,
($ in thousands)	2011	2010
Expenditures for vessels	$63,653	$112,054
Investments in and advances to affiliated companies	—	103,223
Payments for drydockings	2,863	1,945
	$66,516	$217,222

Appendix 3 – Second Quarter 2011 TCE Rates

The Company has achieved the following average estimated TCE rates for the second quarter of 2011 for the percentage of days booked for vessels operating through April 15, 2011.  The information is based in part on data provided by the pools or commercial joint ventures in which the vessels participate.  All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs.

		Second Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rate	Fixed as of 4/15/11	Open as of 4/15/11	Total	% Days Booked
Business Unit – Crude Oil
VLCC – Spot	$30,500	420	836	1,256	33%
Suezmax – Spot	$15,500	153	259	412	37%
Aframax – Spot	$12,500	289	639	928	31%
Aframax – Time	$22,500	157	—	157	100%
Aframax Lightering 1	$26,000	129	437	566	23%
Panamax – Spot	$24,000	92	385	477	19%
Panamax – Time	$18,000	328	—	328	100%
Business Unit – Refined Petroleum Products
LR1 – Spot	$24,500	71	280	351	20%
MR – Spot	$18,000	890	1,971	2,861	31%
MR– Time	$14,500	195	—	195	100%
Business Unit – U.S. Flag
Product Carrier – Spot	$31,500	21	—	21	100%
Product Carrier – Time	$51,500	970	—	970	100%
ATB – Spot	$21,000	117	339	456	26%

Appendix 4 – 2011 Fixed TCE Rates

The following table shows average estimated TCE rates and associated days booked for the third and fourth quarters of 2011 as of April 15, 2011.

	Fixed Rates and Revenue Days as of 4/15/11
	Q3 2011	Q4 2011
Business Unit – Crude Oil
Aframax
Average TCE Rate	$22,000	$20,000
Number of Revenue Days	157	100
Panamax 1
Average TCE Rate	$18,500	$18,500
Number of Revenue Days	274	209
Business Unit – Refined Petroleum Products
MR
Average TCE Rate	$14,000	$13,000
Number of Revenue Days	159	92
Business Unit – U.S. Flag
Product Carrier
Average TCE Rate	$52,500	$52,000
Number of Revenue Days	1,009	920

1	Includes one vessel on bareboat charter-out.

# # #

Conference Call Information

OSG has scheduled a conference call for today at 11:00 a.m. ET.  Call-in information is (877) 941-8416 (domestic) and (480) 629-9808 (international).  The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations/Webcasts and Presentations section.  Additionally, a replay of the call will be available by telephone through May 10, 2011; the number for the replay is (877) 870-5176 (domestic) and (858) 384-5517 (international).  The passcode for the replay is 4434257.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Forward-Looking Statements
This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, estimated TCE rates achieved for the second quarter of 2011 and estimated TCE rates for the third and fourth quarters of 2011, timely delivery of newbuildings in accordance with contractual terms, prospects of OSG’s strategy of being a market leader in the segments in which it competes and the forecast of world economic activity and oil demand.  These statements are based on certain assumptions made by OSG management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of OSG, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2010 on Form 10-K and those risks discussed in the other reports OSG files with the Securities and Exchange Commission.

Contact Information
For more information contact:  John F. Collins, Jr., Vice President Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.